As filed with the Securities and Exchange Commission on August 25, 2005

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAPA MINING INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0415276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1480 Gulf Road, Suite 204
Point Roberts, WA	98281
(Address of Principal Executive Offices)	(Zip Code)

2005 STOCK OPTION PLAN
(Full Title of the Plan)

Christian I. Cu, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
(Name and Address of Agent for Service)

Tel: (360) 332-3300
(Telephone Number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.001 par value	6,500,000 Shares	$1.31 Per Share	$8,515,000	$1,002.22

(1)

This registration statement covers the common stock issuable upon grants of stock or upon the exercise of options granted pursuant to Rapa Mining Inc.’s (the “Company”) 2005 Stock Option Plan to directors, officers, employees and eligible consultants of the Company. This registration statement also covers an indeterminable number of additional shares of common stock which may become issuable under the 2005 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction which may be effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

The Proposed Maximum Offering Price Per Share is estimated pursuant to Rule 457 of the Securities Act of 1933 based upon the average of the closing bid price of $1.30 and closing ask price of $1.32 per share for the Company’s common stock as quoted on the Over-The-Counter Bulletin Board on August 15, 2005. The Proposed Maximum Aggregate Offering Price is estimated based on the Proposed Maximum Offering Price Per Share multiplied by the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I of this Form S-8 will be given to participants in Rapa Mining Inc.’s 2005 Stock Option Plan as required under Rule 428 of the Securities Act of 1933 (the “Securities Act”). These documents will not be filed with the SEC, but constitute, together with the documents incorporated by reference into this Registration Statement by Item 3 of Part II of this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents, filed by Rapa Mining Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005 filed with the SEC on May 2, 2005;

(2)	The Company’s Quarterly Report on Form 10-QSB filed with the SEC on June 16, 2005;

(3)	The Company’s Current Reports on Form 8-K, filed with the SEC on June 22, 2005, July 5, 2005, July 12, 2005 and August 4, 2005;

(4)

The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form SB-2, originally filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on March 16, 2004, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities that may be offered under the Company’s 2005 Stock Option Plan will be passed upon for the Company by O’Neill Law Group PLLC, 435 Martin Street, Suite 1010, Blaine, Washington 98230. Attorneys who are members of or employed by O’Neill Law Group PLLC who have provided advice with respect to this matter own options to acquire the Company’s common stock.

Item 6. Indemnification of Directors and Officers.

The Company’s ability to indemnify and insure its officers and directors is governed by Chapter 78 of the Nevada Revised Statutes (the “NRS”), pertaining to private corporations, and by the Company’s Bylaws. The Company’s Articles of Incorporation do not contain any provisions regarding the indemnification or purchase of insurance for the Company’s officers or directors.

Actions Successfully Defended

Subsection 78.7502(3) of the NRS and Article IX of the Company’s Bylaws provide for the mandatory indemnification of expenses actually and reasonably incurred by the Company’s officers and directors where those officers and directors are successful in defending an action or claim brought against them as a result of serving in that capacity, regardless of whether the action or suit was criminal, civil, administrative or investigative in nature or whether the action was brought by or on behalf of the Company.

Unsuccessful Defense of Third Party Actions

Subsection 78.7502(1) of the NRS and Article IX of the Company’s Bylaws allow for the discretionary indemnification of the Company’s officers and directors against expenses actually and reasonably incurred by them to defend against civil, criminal, administrative or investigative actions or suits brought against them by third parties, if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

With respect to criminal proceedings, in order to be eligible for indemnification by the Company, the officer or director must not have had reasonable cause to believe his or her conduct was unlawful. The discretionary provisions allow the Company to indemnify its officers and directors for third party actions or suits even if the officer or director is unsuccessful in defending that action or suit.

Unsuccessful Defense of Actions By or On Behalf of the Company

Subsection 78.7502(2) and Article IX of the Company’s Bylaws provide for the discretionary indemnification of the Company’s officers and directors for expenses actually and reasonably incurred when unsuccessfully defending actions brought by or on behalf of the Company. In these instances, the Company may indemnify its officers or directors if the officer or director acted:

(a)	in good faith; and

(b)	in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company.

In addition, for payments made in settlement, the settlement of the suit or action must be determined to be in the best interests of the Company.

However, for actions or suits brought by or on behalf of the Company, the Company may not indemnify an officer or director who has been adjudged by a court, after the exhaustion of all appeals, to be liable to the Company or for amounts paid by such officer or director in settlement of the Company’s claim, unless, and only to the extent that, a court determines the officer or director is entitled to be indemnified.

Subsection 78.751(2) of the NRS allows the Company to make agreements with an officer or director to pay for expenses incurred in defending an action or suit in advance. However, the officer or director must provide the Company with an undertaking to repay the advanced expenses if it is ultimately determined by a court that he or she was not entitled to be indemnified.

Insurance

Section 78.752 of the NRS and Article IX of the Company’s Bylaws provide that the Company may purchase insurance or make other financial arrangements for its officers or directors for liabilities arising out of his or her position, regardless of whether the officer or director would have been entitled to indemnification from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document

4.1	2005 Stock Option Plan
5.1	Opinion of O’Neill Law Group PLLC regarding legality of securities being registered
23.1	Consent of Dohan and Company, Certified Public Accountants
23.2	Consent of O’Neill Law Group PLLC (included in exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

The Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, Rapa Mining Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on August 17, 2005.

RAPA MINING INC.

By:	/s/ Walter P.W. Notter
Walter P.W. Notter
President and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Walter P.W. Notter and John Boschert, as his or her true and lawful attorneys-in-fact and agent with full power of substitution and re-substitution for and in his or her name, place and stead, in any and all capacities, to sign on his or her behalf any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, with full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or her might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature	Title	Date

Chief Executive Officer,
	President, Chief Financial Officer,	August 17, 2005
/s/ Walter P.W. Notter	Treasurer, Director
WALTER P.W. NOTTER

/s/ John Boschert	Secretary	August 17, 2005
JOHN BOSCHERT